April 8, 2019

To the stakeholders of Steel Partners Holdings L.P.:

We manage Steel Partners through three business segments for reporting purposes which includes Diversified Industrial, Energy & Sports, Financial Services, and we have direct investments in other public companies where we have board representation, significant influence, or non-public information:

1Ownership % as of 12/31/2018

DIVERSIFIED INDUSTRIAL SEGMENT

Our largest business segment, Diversified Industrial, has many different customers, including those in construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, consumer products, packaging, and food industries.

In 2018, our Diversified Industrial segment had mixed results. Lucas Milhaupt and the API Group felt the negative effects of ERP implementations and facility reconfigurations which did not go as smoothly as we had anticipated. These were one-time events aimed at enhancing efficiencies and profitability, and we expect them to positively impact the businesses once the systems are working correctly, the consolidations are complete, and the open positions within the businesses have been filled.

Our leadership team throughout Diversified Industrial has extensive expertise in Lean processes and a history of delivering organic growth and reliable results, and we expect to be back on track in 2019. The entire group contributed $1.3 billion of our total 2018 annual revenue with $131 million in adjusted EBITDA, and we invested $39.6 million in capital expenditures. Overall, we had good returns on our invested capital.

ENERGY & SPORTS SEGMENT

Our Energy segment provides critical services to the oil and gas industry primarily in the Bakken and Permian basins. Results for Steel Energy improved for the year as the business continued its excellent safety record. The segment contributed $176 million of revenue with $11 million in adjusted EBITDA. We invested $7.4 million in capital expenditures which included three new workover rigs and one flowback set.

Steel Sports is our social impact organization committed to inspiring youth to reach their potential, on and off the field, by developing them as athletes and people through the Steel Sports coaching system. We create fun, kids-first environments where our athletes can play, learn, and grow. As part of our program, we help to build character and teach life lessons. Our professional coaches foster developmental relationships, provide sport-specific instruction and instill our core values: Teamwork, Respect, Integrity, and Commitment. Thanks to the passion and dedication of every member of the Steel Sports family, the athletes who participate in our programs are better prepared for success in sports and in life. As a socially conscious business built on passion and giving back to the community, we expect Steel Sports to contribute to our profitability in the future.

FINANCIAL SERVICES SEGMENT

Our Financial Services segment consists primarily of WebBank. Through our industrial bank charter, WebBank offers a wide variety of products either directly to our consumer customers via savings accounts and time deposits, or through our Strategic Platforms, providing niche financing solutions to businesses and consumers. WebBank posted an excellent year, with increased revenues, the addition of new partners and strong financial returns. It brought in revenue of $122 million in 2018 with $60.5 million in adjusted EBIT. The capital expenditures were negligible and return on equity was very high. The bank finished 2018 with $143 million in book value.

INVESTMENT UPDATES

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com, manufactures aerospace and defense systems and also has a real estate business.

In 2018, Aerojet Rocketdyne's sales grew to $1.9 billion, with 1 point of headwind from the required transition to the new revenue standard ASC606 and 4 points of headwind from the expected sunset of the AJ-60 solid rocket booster program for the Atlas V. Adjusted EBITDAP was up 37% to $305 million, including a one-time benefit of $43 million from a gain related to an environmental remediation provision. This adjustment was a result of reaching a determination with the U.S. government that certain environmental expenditures are reimbursable. Excluding this one-time gain, adjusted EBITDAP was up 17%. Cash generation was strong again in 2018, with free cash flow of $210 million, significantly exceeding management's goal of free cash flow above net income. The continued focus on operational improvements, including cost reductions, tight working capital management, risk retirement, and program management, contributed to Aerojet Rocketdyne's strong profit and cash flow performance.

Year-end contract backlog was $4.1 billion, with an expected $1.8 billion in revenue from backlog already under contract, within the next 12 months.

As the Executive Chairman of Aerojet Rocketdyne, I work very closely with the CEO, Eileen Drake. We have a strong management team in place; the balance sheet is healthy, and, we are looking to expand the business both organically and through mergers and acquisitions.

Our initial investment in Aerojet Rocketdyne was on August 4, 2000. We own 5.3% of the company.
Aviat Networks, Inc. (NASDAQ: AVNW), www.aviatnetworks.com, is a leading expert in microwave networking solutions. Aviat is headquartered in Milpitas, California, with operations throughout the world. In addition to microwave networking hardware and software solutions, Aviat provides a comprehensive suite of localized professional and support services. With more than one million systems sold in 170 countries worldwide, Aviat maintains a strong brand. Aviat's key customers include marquee domestic and international service providers such as Verizon, T-Mobile, US Cellular, MTN, Entel, Airtel, Digicel, Globe, Safaricom, and others. Private network operators including state/local government, utility, federal government, and defense organizations also depend on Aviat's technology and services. Aviat has a presence in all 50 U.S. states, with 25 statewide networks and 50% of top U.S. utilities.
In fiscal year 2018, Aviat had revenue of $243 million and Non-GAAP operating income of $5.4 million, which represented a $3.5 million improvement year-over-year. Aviat's fiscal year 2018 adjusted EBITDA increased to $10.1 million from $7.6 million in fiscal year 2017. Aviat continues to carry a strong balance sheet with $31.5 million in cash, as of December 28, 2018.

Our initial investment in Aviat was made in October 2014. We own 12.4% of the company. Since getting board representation in January 2015, we have helped the company focus on operational excellence and reduce costs, which has led to substantially improved operating performance.

Babcock & Wilcox Enterprises, Inc. (NYSE: BW), www.babcock.com, is a global leader in providing custom technologies, engineered solutions, and aftermarket services to a broad range of industrial and power generation customers.

Unfortunately, our investment in Babcock & Wilcox has not performed as we had hoped or expected. We relied on statements by former management and board members, and those have not proven to be true. Our objective remains the same, to protect our downside and enhance long-term value. At this point in time, it is unclear to us if the company will continue in its current form or will require additional capital. The new board has moved very slowly, gone through three CEO's, and multiple financings. We are closely monitoring this investment, which is proving to be an unfortunate mistake, my apologies.

Our initial investment in Babcock & Wilcox was on October 31, 2017. Our average cost is $2.85 per share. We own 17.8% of the company, at a significant mark to market loss.

Steel Connect, Inc. (NASDAQ: STCN), http://investor.moduslink.com, provides services through its two wholly owned subsidiaries, IWCO Direct, and ModusLink Corporation. Our initial investment in Steel Connect was made on June 13, 2012. For fiscal year 2018, Steel Connect consolidated revenue was $645.3 million.

ModusLink Corporation provides digital and physical supply chain solutions to many of the world's leading brands across a diverse range of industries. With a global footprint spanning North America, Europe, and the Asia-Pacific region, their solutions and services are designed to improve end-to-end supply chains to drive growth, lower costs, and improve profitability.

ModusLink's turnaround started in 2017, and continued through fiscal year 2018 with the addition of John Whitenack as CEO and Peter Feret as CFO. Corporate activities included an increase in new business development, new management, and a strong focus on operational performance for fiscal year 2019.

IWCO Direct was acquired in December 2017 and is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. They are the largest direct mail production provider in North America, with a full range of services, including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail.

Fiscal year 2018 was the first year of results for IWCO Direct as part of Steel Connect. Expansion of capacity and integration activities consumed much of the financial and operational focus following the close of the acquisition.

In late 2018, I took over as interim CEO of Steel Connect, in addition to my role as Executive Chairman of the Board after Jim Henderson stepped down. In March 2019, Steel Connect paid off its $65.6 million convertible notes from available cash-on-hand, which included $14.9 million from the proceeds of a new Convertible Senior Note Due 2024. Steel Connect continues to maintain approximately $2.1 billion of NOLs, which it intends to leverage over time.

Our initial investment in Steel Connect was in 2012. We currently own 49.3% of the company which includes our investment in convertible preferred units and convertible debt.

THE STEEL WAY

The Steel Way is the heart of our businesses. It encompasses our core values of safety, teamwork, respect, integrity, and commitment. We have created a culture based on hiring people who are persistent and give extra effort in everything they do to deliver results. We subscribe to Sam Parker's statement in 212° The Extra Degree when he says "Success with anything has one fundamental aspect - effort. To achieve exponential results requires additional effort." The Steel Way is the embodiment of putting that extra effort into everything we do.

Steel Business System is a collection of Lean Manufacturing and Six Sigma tools, and much more. As we continue to acquire businesses, we drive our culture of continuous improvement from the top of the organization down.

In 2019, we will conduct more than 600 kaizen events in our operations. These events reduce our lead times, increase speed to market, improve quality, and increase productivity. They also provide opportunities for our employees to develop their skills in reducing waste, problem-solving, and teamwork.

SteelGrow is our talent development program that we feel will help us to win the upcoming war for talent. We have continued to put together cohorts of our high potential leaders to tackle big questions about where we are going in the future. This year, our groups focused on branding and artificial intelligence. As Jim Collins says in Good to Great, "Put your best people on your biggest opportunities, not your biggest problems."

In 2018, we welcomed 911 new employees into the Steel Partners family. One measure of success is our internal fill rate for open positions. We promoted 134 employees into new roles.

We are also seeing great success with our intern and co-op programs. In 2019, we have increased our participation to 80 interns and co-ops. We continue to have partnerships with some of the best schools where we have found exceptional talent. Every year, I am even more impressed with the knowledge, thought processes, and energy that the students bring to Steel Partners.

Steel Wellness Council was formed last year. Sarah Corrigan, Vice President of HR at OMG, Inc., is leading our Council with representatives from all of our businesses.

Our Wellness Council focuses on our employees' wellbeing. We have developed fitness and nutrition programs to improve physical health with exercise, healthy eating, hydration, and sleep. We have mental wellbeing programs to reduce stress and other negatives that impact life enjoyment. We offer world class healthcare with wellness incentives. We also focus on supporting our communities and making positive impacts where we live and work.

Steel Procurement Council continues to add value to the organization through the collaboration and participation of all our businesses. The Council provides a forum for best practice sharing and developing policies and procedures to ensure compliance in all jurisdictions. This past year, we had a record number of attendees at our Council meeting.

Steel Environmental Health & Safety Council is dedicated to our first core value, which is safety. The Council has developed a program to recognize safety efforts that are "above and beyond" the standard regulatory compliance requirements in environmental, health and safety to protect our employees and the operations.

Steel Information Technology Council has continued to grow. In addition to providing recommendations and oversight for cybersecurity and networking, the Council is implementing the same Lean principles that we use in our operations in our technology processes and initiatives.

Steel Partners CEO Summit is our annual gathering of all Steel Partners CEOs and Presidents. This year, we will be welcoming Sam Parker, author of 212° The Extra Degree, as our keynote speaker. Our agenda also includes best practice sharing, leader standard work, diversity & inclusion, and big data.

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For the year ended December 31, 2018, Steel Partners revenue increased to a record $1.6 billion from $1.4 billion in 2017. Loss before income taxes and equity method investments was $9.4 million in 2018, compared with income of $40.4 million in 2017. Net loss attributable to the Company's common unitholders for the year was $32.6 million, or $1.25 per common unit, compared with breakeven in 2017. The results reflect higher contributions from the Financial Services and Energy segments, partially offset by a decline from the Diversified Industrial segment, along with higher corporate expenses principally related to financing activities, information technology transformations and other costs to enhance efficiencies. Also, in 2018, GAAP accounting required us to record all unrealized gains or losses on securities, net in the consolidated statement of operations. This resulted in recording a loss of $62.6 million in 2018, compared to a gain of $790,000 on securities in 2017. This loss is primarily related to the decline in Babcock & Wilcox.

As of December 31, 2018, Steel Partners' total assets were $2.4 billion, and unitholders' equity was $516 million, with 25.3 million Steel Partners common units outstanding. Per unit book value was $20.39. Steel Partners unit closing price on the NYSE on December 31, 2018 was $13.40 per unit. Total debt and preferred stock, net of holding company cash and investments, increased to $350 million from $182 million. The Company's pension deficit has been reduced to $206 million from $268 million.
Steel Partners generated a 12% increase in adjusted EBITDA to $183.8 million (after corporate overhead) for 2018 from $164.0 million in 2017. The adjusted EBITDA calculation assists in understanding Steel Partners' results of operations and financial condition.

Today, Steel Partners has approximately 5,300 employees in 70 locations in 11 countries.

We have continued to buy and build businesses, including bolt-on acquisitions and new platforms. With each acquisition, we focus on capital allocation and implementing the Steel Business System to deliver highly efficient performance over a long period of time.

During 2018, Steel Partners entered into purchase agreements with the minority stockholders of our subsidiary, WebFinancial Holding Corporation (WFHC). We purchased shares of common and preferred stock of WFHC in exchange for aggregate consideration totaling approximately $20.7 million. WFHC is the parent company of WebBank, API, and Dunmore, and we now own 100%.

On February 16, 2018, we completed the acquisition of Dunmore Corporation for a purchase price of $69.6 million. Dunmore manufactures and distributes coated, laminated and metallized films for engineered applications in the imaging, aerospace, insulation and solar photovoltaic markets, and is operated under API Group, which is in our Diversified Industrial segment.

On June 1, 2018, we completed the acquisition of PST Group for approximately $4.6 million. PST manufactures precision engineered threaded components and custom ball screw assemblies, providing linear motion and power transmission solutions across a range of industries, and is operated under Montevideo Technology, Inc., which is in our Diversified Industrial segment.

In December 2018, WebBank entered into a definitive agreement to purchase National Partners which provides commercial insurance premium finance solutions to brokers, agents, and insureds on a simple and efficient basis, leveraging its leading technology. This transaction was completed on April 1, 2019 and is now operating in our Financial Services segment.

In 2018, the board of directors authorized the expansion of the unit buy-back program by an additional one million units; under this program, a total of 1.6 million common units were purchased for $27 million. Management's ownership of Steel Partners Holdings at year-end was approximately 55%. Every year, I say that we eat our own cooking, and this year is no different.

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At Steel Partners, we delegate, empower, then hold our people accountable. We reward our people for delivering results and embracing our culture. We have a team of disciplined, self-starters dedicated to the Steel Way. The deep relationships we have provide us with the foundation and culture to work hard every day for all our stakeholders.

We continued our commitment to developing our people at all levels of the organization through our SteelGrow talent program. We recently announced that Bill Fejes was promoted to Chief Operating Officer of Steel Partners. Bill will continue to serve as the President of both Steel Services and the Diversified Industrial segment. Bill has been a tremendous asset to us for many years, and this promotion recognizes the increasing responsibility he has taken on. His leadership, experience, and knowledge will serve us well as we continue to implement our strategic objectives to drive future growth and profitability.

We have promoted Eric Lussier to Senior Vice President of the Steel Business System which is the core element of the Steel Way and our culture. Eric and his team play a key role in supporting the deployment and sustainment of the Steel Business System at all our operating companies.

We have also promoted Bill DeLong to Senior Vice President of Corporate Development. Bill joined us in 2013, and he is now leading the entire corporate development team as we continue to acquire and expand our businesses.

In 2019, we will be reviewing a Competitive Improvement Plan (CIP) to see how we can gain further efficiencies. Since we have acquired and now operate many entities around the globe, our goal is to ensure that we have higher utilization at every facility and invest in new or consolidated facilities to support our customers and our continued growth.

We are continuing to find new ways to use artificial intelligence. In addition to using AI to improve operational excellence, we are finding new ways to use the technology to drive customer satisfaction and recruit future talent to Steel Partners.

We have executed on our business simplification plan, and we are moving forward as one company which operates on a decentralized basis but shares corporate resources. We continue to operate all our companies with a focus on operational excellence and returns on invested capital.

As 2019 unfolds, we will continuously give extra effort in every endeavor to enhance value for all our stakeholders. Thank you for your continued support and input.

Respectfully,

Warren G. Lichtenstein